As filed with the Securities and Exchange Commission on March 2, 2006
Registration No. 333-131089

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
MTM Technologies, Inc.
(Exact name of registrant as specified in its charter)
New York
(State or other jurisdiction of incorporation or organization)
13-3354896
(I.R.S. Employer Identification No.)
1200 High Ridge Road, Stamford, Connecticut 06905
(203) 975-3700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Francis J. Alfano, Chief Executive Officer
MTM Technologies, Inc.
1200 High Ridge Road
Stamford, Connecticut 06905
(203) 975-3700
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
E. Ann Gill, Esq.	John F. Kohler, Esq., General Counsel
Thelen Reid & Priest LLP	MTM Technologies, Inc.
875 Third Avenue	1200 High Ridge Road
New York, New York 10022	Stamford, Connecticut 06905

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling security holders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

MTM Technologies, Inc. is concurrently registering an aggregate of 426,031 shares of its common stock on a registration statement on Form S-3, File No. 333-128434. On December 10, 2004 MTM Technologies, Inc. completed the acquisition of substantially all of the assets of Vector ESP, Inc. and Vector ESP Management, Inc. The shares of its common stock issued to VGS Liquidating Company (formerly, Vector Global Services, Inc.) the sole shareholder of Vector ESP, Inc. and Vector ESP Management, Inc., as part of the consideration paid for the assets of Vector ESP, Inc. and Vector ESP Management, Inc., and subsequently distributed by VGS Liquidating Company to its shareholders constitute the shares that are the subject of the registration statement on Form S-3, File No. 333-128434.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March 2, 2006

3,776,923 Shares

MTM Technologies, Inc.

Common Stock

This prospectus relates to an aggregate of 3,776,923 shares of our common stock. The shares consist of 3,076,923 shares of our common stock issuable upon conversion of our Series A-5 Preferred Stock held by Pequot and Constellation (defined below) and 700,000 shares of our common stock issuable upon exercise of warrants held by National Electric Benefit Fund. The above mentioned parties are referred to as the “selling securityholders” in this prospectus. The shares may be offered and sold from time to time by selling securityholders, and any pledgees, donees, transferees or other successors-in-interest of the shares, through public or private transactions at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices. Information regarding the identities of the selling securityholders, the manner in which they acquired or will acquire their shares and the manner in which the shares are being offered and sold is provided in the “Selling Securityholders” and “Plan of Distribution” sections of this prospectus.

We will not receive any of the proceeds from the sale of the shares. We will, however, receive the exercise price, if any, upon exercise of the warrants. We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for sales commissions. We estimate these expenses to be approximately $39,120.57.

Our common stock currently is traded on The Nasdaq SmallCap Market under the symbol “MTMC.” On March 1, 2006 the closing sale price of our common stock, as reported by Nasdaq, was $4.20 per share. You are urged to obtain current market quotations for our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

MTM Technologies, Inc. is concurrently registering an aggregate of 426,031 shares of its common stock on a registration statement on Form S-3, File No. 333-128434. On December 10, 2004 MTM Technologies, Inc. completed the acquisition of substantially all of the assets of Vector ESP, Inc. and Vector ESP Management, Inc. The shares of its common stock issued to VGS Liquidating Company (formerly, Vector Global Services, Inc.) the sole shareholder of Vector ESP, Inc. and Vector ESP Management, Inc., as part of the consideration paid for the assets of Vector ESP, Inc. and Vector ESP Management, Inc., and subsequently distributed by VGS Liquidating Company to its shareholders constitute the shares that are the subject of the registration statement on Form S-3, File No. 333-128434.

Investment in the shares being offered pursuant to this prospectus involve a high degree of risk. You should carefully read and consider the information set forth in the section of this prospectus entitled “Risk Factors,” commencing on page 12, when determining whether to purchase any of these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____, 2006

You should rely only on the information contained in this prospectus or to that which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this prospectus is accurate only as of the date of this prospectus.

INTRODUCTORY COMMENT

Throughout this prospectus, the terms “we,” “us,” “our,” “our Company” and “the Company” refer to MTM Technologies, Inc., and, unless the context indicates otherwise, our subsidiaries on a consolidated basis.

“Pequot Fund” refers to Pequot Private Equity Fund III, L.P., “Pequot Partners” refers to Pequot Offshore Private Equity Partners III, L.P., and collectively with Pequot Fund, “Pequot.” “Constellation Venture” refers to Constellation Venture Capital II, L.P., “Constellation Offshore” refers to Constellation Venture Capital Offshore II, L.P., “BSC” refers to The BSC Employee Fund VI, L.P., “CVC” refers to CVC Partners II, LLC, and collectively with Constellation Venture, Constellation Offshore and BSC, “Constellation,” and together with Pequot, the “Investors.”

Our Series A-1 Convertible Preferred Stock is referred to as the “Series A-1 Preferred Stock”; our Series A-2 Convertible Preferred Stock is referred to as the “Series A-2 Preferred Stock”; our Series A-3 Convertible Preferred Stock is referred to as the “Series A-3 Preferred Stock”; our

Series A-4 Convertible Preferred Stock is referred to as the “Series A-4 Preferred Stock”; our Series A-5 Convertible Preferred Stock is referred to as the “Series A-5 Preferred Stock”; and the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and Series A-5 Preferred Stock are collectively referred to as the “Series A Preferred Stock.”

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus, and the documents incorporated by reference into this prospectus, include “forward-looking statements” within the meaning of such term in Section 27 A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. Forward-looking statements made in this prospectus, and the documents incorporated by reference into this prospectus, generally are based on our best estimates of future results, performances or achievements, predicated upon current conditions and the most recent results of the companies involved and their respective industries. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “should,” “project,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “potential,” “opportunity” or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions. Potential risks and uncertainties include, among other things, such factors as:

•	the market acceptance, revenues and profitability of our current and future products and services;

•	our ability to acquire additional companies and ability to successfully integrate such acquirees, if any, into our operations;

•	general economic conditions in the United States and elsewhere, as well as the economic conditions affecting the industries in which we operate;

•	the competitive environments within the industries in which we operate;

•	our ability to raise additional capital, if and as needed;

•	the cost-effectiveness of our product and service development activities;

•	the extent that our sales network and marketing programs achieve satisfactory response rates;

•	political and regulatory matters affecting the industries in which we operate; and

•
the other risks detailed in this prospectus, including those set forth in the section entitled “Risk Factors,” and the documents incorporated by reference into this prospectus, and, from time to time, in our other filings with the Securities and Exchange Commission.

Readers are urged to carefully review and consider the various disclosures made by us in this prospectus, and the documents incorporated by reference into this prospectus, and our other filings with the SEC. These reports attempt to advise interested parties of the risks and factors that may affect our business, financial condition and results of operations and prospects. The forward-looking statements made in this prospectus speak only as of the date hereof and we disclaim any obligation to provide updates, revisions or amendments to any forward-looking statements to reflect changes in our expectations or future events.

THE COMPANY

We are a leading national computer and communications technology management company providing information technology (“IT”) networking, communications, software applications and data center services, including secure access, voice over internet protocol (“VOIP”), storage, security and messaging solutions. We serve as a single source provider of advanced technology solutions to our clients’ mission-critical business processes. Our clients consist of divisions of Fortune 100 and Fortune 500 corporations, middle market corporations (generally those with $50 million to $1 billion in revenues), municipal, state and federal government agencies, and educational institutions. We serve clients in most major US metropolitan markets.

We provide services to our clients that address the full life cycle of a business solution from needs analysis, through planning, solution development, deployment, and testing, to on-going maintenance and support. We act as a single-source provider of business technology solutions to our clients, an increasingly mandated requirement in today’s marketplace.

There is a rapidly growing trend among companies to outsource their computer services requirements. This entails client companies obtaining all or a portion of their data processing and related requirements from solution providers, such as us, that specialize in the technology service, product or application required by these client companies. Our strategy is to be the national leader in providing sophisticated network solutions to the middle market using a combination of carefully managed internal growth and acquisitions. We offer our clients selective outsourced infrastructure solutions at competitive prices. We are focusing our efforts on developing our higher margin recurring service offerings, while maintaining control over our expenses and improving our balance sheet. These services include our outsourced support services; contract programming; voice over internet protocol (VOIP) solutions; network consulting; network management and monitoring; security solutions; collaboration solutions focused primarily on Microsoft Exchange; data storage (including disaster recovery and data back-up) and IT staff augmentation.

Since 1991, we have evolved to become a provider of IT managed solutions. We are focusing our current marketing efforts in accelerating growth in such areas. Services accounted for approximately 28% of our revenues for the fiscal year ended March 31, 2005, as compared to approximately 25% in the fiscal year ended March 31, 2004, with a small portion of these revenues derived from maintenance and repair services. The trend toward services revenue has accelerated, however as a result of our acquisition program, with services revenue accounting for approximately 32% of our revenue in the quarter ended September 30, 2005 as compared to approximately 28% for the fiscal quarter ended September 30, 2004.

Our acquisition program is an important part of our business strategy.

One of our principal goals is to grow our business through the acquisition of additional companies. These acquisitions would expand our business into geographic regions where we do not yet have a strong presence, strengthen our technical capabilities and provide new service offerings. These benefits would enable us to better service the needs of middle market business and divisions of large enterprises. To fund the cash portions of the acquisitions which we have made to date, we have relied on private institutional financing.

On May 20, 2004, our shareholders approved an investment of up to $25,000,000 by Pequot under the terms of a purchase agreement, dated January 29, 2004 (the “Pequot Purchase Agreement”). The investment was to be made through Pequot’s purchase from us of shares of our Series A Preferred Stock and warrants to purchase shares of our common stock in three tranches. Pequot completed its initial $7,000,000 investment in our Company on May 21, 2004, through the purchase of 3,255,814 shares of our Series A-1 Preferred Stock and 500,000 warrants. Pequot completed a $5,500,000 investment in our Company on September 16, 2004, through the purchase of 2,000,000 shares of our Series A-2 Preferred Stock and 400,000 warrants. On November 30, 2004, we filed Registration Statement No. 333-117549, as amended, on Form S-3 registering for resale by Pequot then currently outstanding shares of our common stock (i.e. 1,565,817 shares), shares of our common stock issuable upon conversion of the Series A-1 Preferred Stock (i.e. 3,255,814 shares) and the Series A-2 Preferred Stock (i.e. 2,000,000 shares) and exercise of the warrants (i.e. 900,000 shares). On December 2, 2004, Registration Statement No. 333-117549 was declared effective by the SEC.

On December 7, 2004, Pequot assigned to Constellation its rights and obligations under the Pequot Purchase Agreement to purchase from us $6,250,000 of the Series A-3 Preferred Stock and warrants to purchase 384,616 shares of our common stock, together with rights and obligations of a “Purchaser” under the Pequot Purchase Agreement with respect to such Series A-3 Preferred Stock and associated warrants. Immediately thereafter, Pequot purchased from us $6,250,000 of the Series A-3 Preferred Stock and warrants to purchase 384,616 shares of our common stock and Constellation purchased from us $6,250,000 of the Series A-3 Preferred Stock and warrants to purchase 384,616 shares of our common stock. The A-3 Preferred Stock is convertible into 3,846,154 shares of our common stock at a conversion price of $3.25 per share and the associated common stock warrants are exercisable for 769,232 shares of common stock at an exercise price of $4.06 per share. On March 4, 2005, we filed Registration Statement No. 333-123144, as amended, on Form S-3 registering for resale shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock (i.e. 3,846,154 shares and exercise of the warrants (i.e. 769,232 shares). On April 22, 2005, Registration Statement No. 333-123144 was declared effective by the SEC.

On December 7, 2004, we entered into an additional purchase agreement, as amended on March 11, 2005 and on November 22, 2005 (the “Pequot/Constellation Purchase Agreement”) with the Investors whereby (1) we sold to the Investors on December 10, 2004 (i) convertible secured subordinated promissory notes in the aggregate principal amount of $10,000,000 (the “First Tranche Series A-4 Notes”) which were converted into 3,076,923 shares of the Series A-4 Preferred Stock on June 23, 2005, and (ii) detachable warrants which may be exercised at any time until December 10, 2008, to purchase up to 615,386 shares (as such amount may be adjusted in accordance with the terms thereof) of our common stock (the “First Tranche A-4 Warrants”), and (2) we granted to the Investors an option to purchase (i) at any time, but in no event later than September 10, 2005, 4,615,384 shares of Series A-4 Preferred Stock, and detachable warrants to purchase up to 923,077 shares of our common stock any time until December 10, 2008 at an exercise price of $4.06 per share (as such amount may be adjusted in accordance with the terms thereof) (together with the First Tranche A-4 Warrants, the “Series A-4 Warrants”) and (ii) at any time, but in no event later than December 10, 2005, 4,615,384 shares of Series A-5 Preferred Stock.

Upon a partial exercise of their A-4 Preferred Shares and A-4 Warrant option under the Pequot/Constellation Purchase Agreement, on March 11, 2005 we sold to the Investors convertible secured subordinated promissory notes in the aggregate principal amount of $6,000,000 (the “Second Tranche Series A-4 Notes”), which were converted into 1,846,154 shares of Series A-4 Preferred Stock on June 23, 2005, and we issued Series A-4 Warrants to purchase 369,231 shares of our common stock.

Upon conversion of the First Tranche Series A-4 Notes and the Second Tranche Series A-4 Notes an additional 153,634 shares of Series A-4 Preferred Stock were issued to the Investors, which amount represents the accrued interest of $499,319 on their converted Notes.

Upon the exercise of their remaining A-4 Preferred Shares and A-4 Warrant options under the Pequot/Constellation Purchase Agreement, on June 29, 2005 we sold to the Investors (i) 1,538,461 shares of Series A-4 Preferred Stock and (ii) Series A-4 Warrants to purchase 307,692 shares of our common stock for $4,999,998.50 and on July 7, 2005 we sold to the Investors (i) 1,230,769 shares of Series A-4 Preferred Stock and (ii) Series A-4 Warrants to purchase 246,152 shares of our common stock for $3,999,999.26. No further shares of Series A-4 Preferred Stock or Series A-4 Warrants are issuable under the Pequot/Constellation Purchase Agreement. None of the warrants sold to the Investors have been exercised. On August 16, 2005, we filed Registration Statement No. 333-127587, as amended, on Form S-3 registering for resale shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock (i.e. 7,845,941 shares) and exercise of the warrants (i.e. 1,538,461 shares). On December 30, 2005, Registration Statement No. 333-127587 was declared effective by the SEC.

On November 22, 2005 we amended the Pequot/Constellation Purchase Agreement to provide for the obligation of the Investors to purchase and the Company to sell up to $10,000,000 of the Series A-5 Preferred Stock and detachable warrants to purchase shares of our common stock at an exercise price of $4.06 per share (the “Series A-5 Warrants”). On November 23, 2005, we sold to the Investors 3,076,923 shares of such Series A-5 Preferred Stock and Series A-5 Warrants to purchase up to 450,000 shares of our common stock for an aggregate purchase price of $10,000,000. No further shares of Series A-5 Preferred Stock or Series A-5 Warrants are issuable under the Pequot/Constellation Purchase Agreement. The holders of the Series A-5 Warrants cannot exercise the purchase rights represented by the Series A-5 Warrants until the shareholders of the Company approve the issuance and exercise of the Series A-5 Warrants. After such shareholder approval, the holders of the Series A-5 Warrants will be able to exercise the purchase rights represented by the Series A-5 Warrants at any time. The Investors who collectively held a majority of the Company's voting stock as of November 23, 2005, entered in a Voting Agreement, signed as of November 23, 2005 pursuant to which they agreed to vote or cause to be voted, all securities of the Company that they own or over which they have voting control, in favor of the issuance and the exercise of the Series A-5 Warrants. The shares of our common stock issuable upon conversion of the Series A-5 Preferred Stock acquired by the Investors constitute a portion of the shares being offered for sale pursuant to this prospectus. We are also obligated to file a registration statement in connection with the 450,000 shares of our common stock issuable upon conversion of the Series A-5 Warrants within 60 days following shareholder approval.

There is a question of whether the sale of all the securities that can be purchased and sold pursuant to the Pequot/Constellation Purchase Agreement, specifically, the Series A-4 Preferred Stock, Series A-4 Warrants, Series A-5 Preferred Stock and Series A-5 Warrants (collectively, the “Securities”) should be considered as a single, integrated transaction under federal securities laws. If the single, integrated transaction position described above were correct and if we were conducting the offer and sale of any part of the Securities as an unregistered transaction while we had on file a registration statement for the public resale of the underlying shares of such Securities, such an occurrence could give rise to a right of the Investors to rescind their purchases of the Securities under federal securities laws. As we filed a registration statement for the securities underlying the Series A-4 Preferred Stock and Series A-4 Warrants while the option to purchase the Series A-5 Preferred Stock and Series A-5 Warrants was still outstanding, if the sale of all securities that can be purchased and sold pursuant to the Pequot/Constellation Purchase Agreement is considered as a single, integrated transaction under federal securities laws, then our filing of the registration statement for the Series A-4 Preferred Stock and A-4 Warrants while the option to purchase the Series A-5 Preferred Stock and Series A-5 Warrants was still outstanding could give rise to a right of the Investors to rescind their purchases of the Securities under federal securities laws. The Investors have executed a waiver letter whereby they waive any and all such rescission rights.

Pequot currently holds approximately 49% of the voting power of our outstanding securities and has the right to acquire up to 53% of our voting securities. Pequot also has the power to nominate two directors on our Board of Directors. As a result Pequot is in a position to approve, and the approval of Pequot is effectively required to approve any transaction requiring approval of shareholders.

On November 23, 2005, the Company and its subsidiaries (collectively, the “Borrowers”) entered into a secured credit agreement (the “Credit Agreement”) with Columbia Partners, L.L.C. Investment Management, as Investment Manager, and National Electric Benefit Fund, as Lender (the “Lender”), whereby the Borrowers issued and sold to the Lender a promissory note in the principal amount of $25,000,000 (the “Note”) and the Company issued and sold to the Lender a warrant entitling the Lender to purchase 700,000 shares of the Company’s Common Stock at an exercise price of $4.06 per share (the “NEBF Warrant”). The Note is secured by a lien on and security interest in substantially all of the present and future assets of the Borrowers (collectively, the “Collateral”), including the issued and outstanding equity interests of the Borrowers (other than the Company), subject to permitted encumbrances, in favor of the Investment Manager for the benefit of the Investment Manager and Lender. The Investment Manager’s lien on the Collateral is subordinate to the lien of the Company’s senior lenders as discussed below. All amounts under the Credit Agreement are due November 23, 2009 subject to optional and mandatory prepayment in accordance with the terms of the Credit Agreement. Amounts borrowed under the Credit Agreement will bear interest at a rate per annum equal to 4.52%. The NEBF Warrant expires on November 23, 2012. The holder of the NEBF Warrant may exercise the purchase rights represented by the NEBF Warrant at any time. Cashless exercise is permitted and the holder of the NEBF Warrant may also pay the exercise price thereof by reduction of the principal amount of the Note. The purchase price per share at which the NEBF Warrant holder can purchase the Company’s Common Stock is $4.06 per share.

A portion of the proceeds from the sale of the Series A Preferred Stock and the Note have been used to fund our growth-though-acquisition strategy, including the acquisition of NEXL, Inc., a Massachusetts corporation (“Nexl”). The remaining proceeds will also be used to fund future acquisitions and for working capital purposes. We believe that there is an opportunity to consolidate similar businesses throughout the United States. We will focus our acquisition strategy on businesses providing secure access, voice over internet protocol (VOIP), storage, networking and messaging solutions. The acquisition targets will include companies providing IT services and products, as well as certain managed solutions. We intend to seek acquisitions to enhance our current service offerings and extend our geographic presence. We seek to identify businesses which will add technical expertise and service offerings, customers, sales capabilities and/or geographic coverage while generating a positive rate of return on investment. Furthermore, we intend to capitalize on the business practices of acquired companies that we believe will best maintain or strengthen our competitive advantage and ensure ongoing delivery of high quality IT solutions to our customers. The acquisition candidates we may investigate can be large, and their acquisition by us could have a significant and lasting impact on our business. We anticipate issuing press releases and filing appropriate reports with the SEC in connection with material events as we execute our strategic growth-through-acquisition strategy. The reports filed with the SEC shall be incorporated into this prospectus by reference to such reports.

Recent Developments

The execution of our growth-through-acquisition strategy has included:

(i) the acquisition of the business and operating assets of the following:

•
DataVox Technologies, Inc., a Cisco AVVID (Architecture for Voice, Video and Integrated Data) authorized partner, offering advanced technology solutions, including IP telephony, security, storage, networking and wireless technologies solutions, as well as network facilities engineering and data center technology consulting and services.

•
Network Catalyst, Inc., a provider of advanced technology solutions in the VOIP (voice over internet protocol), infrastructure and security fields to clients located throughout the Southern California region.

•
Vector ESP, Inc. and Vector ESP Management, Inc., a provider of consulting services, information technology products, technology solutions, applications, messaging and collaboration products and services, remote connectivity and workforce mobility products and services.

(ii) all of the outstanding capital stock of:

•	Info Systems, Inc., a provider of VOIP, security and storage solutions, as well as telecommunications and structured cabling services, outsourced information technology (IT), staff augmentation and remote network monitoring, management and support services through its Network Operations Center.

•
NEXL, Inc. On December 1, 2005, pursuant to an Agreement and Plan Merger (the “Merger Agreement”) dated as of August 16, 2005, that we entered into with Nexl, MTM Technologies (Massachusetts), LLC, (the “Merger Subsidiary”), Clifford L. Rucker, and each person added as a party to the Merger Agreement pursuant to Section 12.02 thereof, Nexl was merged with and into the Merger Subsidiary, a wholly owned subsidiary of the Company.

Our Offices and Website

Our principal executive offices currently are located at 1200 High Ridge Road, Stamford, Connecticut 06905. Our telephone number is (203) 975-3700. We maintain a website at www.mtm.com. Information contained on our website is not to be considered a part of, nor incorporated by reference in, this prospectus.

The Offering

Common stock being offered by us	None.
Common stock being offered by the selling securityholders

3,776,923 shares. These shares consist of:
▪ 2,615,385 shares issuable upon conversion of Series A-5 Preferred Stock  held by Pequot;
▪ 461,538 shares issuable upon conversion of Series A- 5 Preferred Stock held by
       Constellation; and
▪ 700,000 shares issuable upon exercise of the NEBF Warrants (defined below), which were issued in connection with the Credit Agreement (defined below).

Common stock outstanding as of the date of this prospectus	10,701,621 shares.
Use of proceeds
We will not receive any of the proceeds from the sale of the shares being offered pursuant to this prospectus. We will, however, receive the exercise price, if any, upon exercise of the NEBF Warrants currently held by National Electric Benefit Fund. We intend to use any proceeds from the exercise of such warrants for:
▪ possible future acquisitions; and
▪ general corporate purposes and working capital

Other Registration Rights for Pequot and Constellation

On December 10, 2004, we agreed with the selling securityholders, pursuant to our amended and restated Registration Rights Agreement, to register under the Securities Act all of the shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the warrants that the Investors have each acquired under the Pequot Purchase Agreement and have acquired under the Pequot/Constellation Purchase Agreement. The parties to such amended and restated Registration Rights Agreement further amended and restated the Registration Rights Agreement on August 1, 2005 (the "Amended and Restated Registration Rights Agreement"), in connection with the departure of one of the parties thereto as an employee of the Company. The parties to the Amended and Restated Registration Rights Agreement are the Company, Steven Rothman, Howard Pavony, Pequot and Constellation. On November 23, 2005, Amendment No. 1 to the Amended and Restated Registration Rights Agreement was entered into providing for registration rights for the Series A-5 Warrants. We are also obligated to file a registration statement in connection with the 450,000 shares of our common stock issuable upon conversion of the Series A-5 Warrants within 60 days following shareholder approval.

We may also issue additional shares of Series A Preferred Stock in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006. Upon issuance of such additional shares of Series A Preferred Stock, we would become obligated to register the shares of our common stock issuable upon conversion of the additional shares of Series A Preferred Stock.

Nasdaq SmallCap Market Symbol

Our common stock currently is traded on The Nasdaq SmallCap Market under the symbol “MTMC.”

RISK FACTORS

The shares being offered pursuant to this prospectus are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase any of the shares. Prior to making an investment decision, you should carefully read the other information in this prospectus and consider, along with other matters referred to or incorporated by reference in this prospectus, the following risk factors.

Risks Relating to Our Business

We have incurred losses in our last two fiscal years, and three of our last five fiscal years, and there is no assurance that we will become profitable.

We incurred a net loss of approximately $4,890,000 for the nine month period ended December 31, 2005, $7,681,000 for our fiscal year ended March 31, 2005 and $8,109,000 for our fiscal year ended March 31, 2004. Our operating losses may increase as we:

•	develop, produce and distribute additional products and services;

•	de-emphasize other products and services;

•	implement our growth strategy, which will include incurring costs required to integrate and accelerate the growth of acquired companies;

•	maintain and enhance our brands;

•	continue to develop and upgrade our technology and information processing systems;

•	enhance our customer service;

•	respond to competitive developments;

•	attract, integrate, retain and motivate qualified personnel;

•	raise working capital to be able to compete effectively with well-funded competition; and

•	continue to develop our business.

No assurance can be given that we will ever achieve profitability nor, if we achieve profitability, that we would thereafter maintain profitability.

A failure to adapt to technological changes within our industry could have an adverse effect on our operating results.

Our success will depend on our ability to keep pace with technological developments of new products and services and our ability to fulfill increasingly sophisticated customer requirements. The computer products and IT service markets are characterized by rapidly changing technology and frequent introductions of new products, services and product and service enhancements. There can be no assurance that our current manufacturers, suppliers and technical employees will be able to provide the products, services and support necessary to remain competitive. In addition, there can be no assurance that we will be able to obtain resale authorizations from new manufacturers and from our current vendors for new products that gain market acceptance. If we were to incur delays in sourcing and developing new services and product and service enhancements, or delays in obtaining new products, such delays could have a material adverse effect on our operations and financial results.

We are subject to substantial competition which could adversely affect our operating results.

The markets in which we operate are highly competitive with respect to performance, quality and price. In our professional services business our competition ranges from small, specialty integrators, to other service providers of comparable size and profile to us, as well as large national and global professional services firms and integrators. Our smaller competitors generally are highly focused on their immediate market segment and can respond more quickly to changes in customer needs. Our larger competitors generally have greater financial resources and may be able to compete more effectively than we can on prices and payment terms offered to potential customers. In our product provisioning business we directly compete with local, regional and national distributors and mail order providers of computer and IT products and services, including network integrators and corporate divisions of retail superstores.

In addition, the computer and IT products and services industries have each experienced a significant amount of consolidation through mergers and acquisitions. In the future, we may face further competition from new market entrants and possible alliances between existing competitors. Further, certain computer superstores have expanded their marketing efforts to target segments of our customer base, which could have a material adverse impact on our operations and financial results. Some of our competitors have, or may have, greater financial, marketing and other resources than us. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, benefit from greater purchasing economies, offer more aggressive hardware and service pricing to customers, or devote greater resources to the promotion of their products and services. There can be no assurance that we will be able to compete successfully in the future with such competitors. We also compete with manufacturers, including those serving as our vendors, which market through direct sales forces and distributors. More aggressive competition by principal manufacturers of computer and IT products, such as offering a full range of services in addition to products, could have a material adverse effect on our operations and financial results.

If we are not able to successfully increase the portion of our revenues derived from our solutions offerings, our future results may be adversely affected.

Our transition from an emphasis on reselling IT products to an emphasis on providing IT solutions has placed significant demands on our managerial, administrative and operational resources. Our ability to manage this transition effectively is dependent upon our ability to:

•	develop cost effective, repeatable IT solutions that will be accepted by our target client base;

•	develop and execute successful marketing efforts to communicate our value proposition to the market;

•	develop and improve operational, financial and other internal systems;

•	continue the transition of our sales and business development capabilities to support the marketing of our solutions offerings; and

•	attract, train, retain, motivate, and manage our employees.

If we are unable to do so, our ability to effectively deliver and support our solutions offerings may be adversely affected. Developing and marketing IT solutions requires a greater up-front investment in resources and involves a longer sales cycle than selling IT products. There can be no assurance that we can transition our business to one primarily providing IT solutions or, if such transition does occur, that such transition will result in our financial success. If we successfully expand our IT solutions offerings, periods of variability in utilization of our employees and consultants may occur. In addition, we are likely to incur greater technical training costs while expanding and supporting our IT solutions services offerings.

Our inability to maintain high personnel utilization rates may adversely impact our profit potential.

The most significant cost relating to the services component of our solutions business is personnel expense, which consists of salaries, benefits and payroll related expenses. These costs are relatively fixed, while revenues may vary and are not solely within our control. Accordingly, the financial performance of the service portion of our solutions business primarily is based upon utilization rates. The future success of the services component of our business will depend in large part upon our ability to maintain high utilization rates. Our operating results would be negatively impacted by low utilization rates.

Our inability to maintain services billing rates may adversely impact on our financial performance.

Profitability in the delivery of our professional services is directly related to the rates we charge our customers for the services rendered. Professional services rates for certain types of services have experienced significant declines as such services become more readily available to customers from multiple sources. Although we continue to pursue development of those types of services which allow us to bill premium rates, there is no guarantee that such services will not also become subject to significant pricing competition thereby eroding margins.

A major national catastrophe can dramatically alter our customers priorities for IT spending.

The amount of IT spending in the United States directly impacts our ability to generate revenue. A national catastrophe of the scope of the September 11, 2001 terrorist attacks in New York City and Washington D.C. would likely have a significant impact on our customers’ spending priorities, including the elimination or reduction of certain types of IT spending.

Our revenues and expenses are unpredictable and a decrease in revenues or increase in expenses could materially adversely affect our operating results.

Our operating results have been, and will continue to be, impacted by changes in technical personnel utilization rates. Further, there are numerous other factors, which are not within our control, that can contribute to fluctuations in our operating results, including the following:

•	capital spending budgets of our customers;

•	the timing, size and mix of product and service orders and deliveries;

•	the timing and size of new projects, including projects for new customers; and

•	changes in trends affecting outsourcing of IT services.

Our failure to successfully compete for IT professionals may affect our business operations.

The market for IT professional services is intensely competitive, rapidly evolving and subject to rapid technological change. We expect competition not only to persist, but to increase. Competition may result in price reductions, reduced margins and loss of market share. The market for our goods and services is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes. Existing or future competitors may develop or offer strategic IT services that provide significant technological, creative, performance, price or other advantages over the IT services offered by us.

Online security breaches could harm our business.

A significant barrier to online commerce and communications over the Internet is the secure transmission of confidential information over public networks. Our security measures on behalf of our clients may not be able to prevent all types of security breaches. Our failure to prevent security breaches could harm our business. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. Any such compromise of our security measures could harm our reputation and, therefore, our business. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our or our clients’ operations. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

Difficulties in the collection of accounts receivable could result in reductions in our cash flows.

All of our sales are made on unsecured credit terms which may vary substantially between customers. Therefore, a default or delay in payment on a significant scale could materially adversely affect our business, results of operations and financial condition.

It also is difficult for us to ascertain future demand for our existing products and services and anticipated demand for newly introduced products and services. Consistent with industry practices, we may accept product returns or provide other credits, even when we are not legally required to do so. While we believe that we have established appropriate allowances for collection problems and anticipated returns based on historical experience and industry norms, actual returns and uncollectible receivables may exceed such allowances. Defective products also may result in higher customer support costs and product returns.

The failure to maintain our status as an authorized reseller/servicer of IT products could have a material adverse effect on our business and operations.

We are materially dependent on our continued status as an approved reseller of IT products and our continued authorization as an IT service provider. We would be unable to provide the range of products and services we currently offer, including warranty services, without such authorization. Our resale agreements with manufacturers generally are terminable by manufacturers on short notice. The sales of products from our four largest suppliers accounted for 27%, 14%, 13% and 18% of all product sales for the year ended March 31, 2005. The loss of one or more of such authorizations could have a material adverse effect on our business and results of operations.

In addition, our professional services revenues depend in large part on our accreditations with other vendors such as Microsoft, Cisco and Citrix. Most of our major vendors require that we maintain specifically trained and accredited staff at each of our offices in order to re-sell and provide services associated with such products. Furthermore, certain such vendors require that we make annual purchases of their products for use in our labs and for marketing purposes. Each vendor independently determines these requirements for those organizations which it authorizes to provide services in connection with their products. If these requirements should become substantially more burdensome , they could affect our business in either of two ways: (1) we would elect not to continue our accreditation with such vendor and forgo the revenues associated with the re-sale of such vendor’s products and associated services, or (2) we would incur the additional expense associated with additional staff training or equipment purchase requirements. In either case, this could have a negative impact on our operating results.

The loss of the services of our principal executive officer could have a material adverse effect on us.

We are significantly dependent upon the continued availability of Francis J. Alfano, our chief executive officer and Steven Stringer, our President and Chief Operating Officer. We have entered into employment agreements with each of Mr. Alfano and Mr. Stringer. These employment agreement contain non-competition provisions. The loss or unavailability to us of Mr. Alfano or Mr. Stringer for an extended period of time could have a material adverse effect on our business operations and prospects. To the extent that either Mr. Alfano’s or Mr. Stringer’s services would be unavailable to us for any reason, we would be required to procure other personnel to manage and operate our Company. There can be no assurance that we will be able to locate or employ such qualified personnel on acceptable terms. At the present time, we do not have “key man” life insurance covering any of our principal officers.

We are dependent on our key personnel and our ability to recruit, train and retain IT solutions professionals who are in short supply.

Our current and planned operations will depend in large part on our ability to identify, hire, train and retain IT professionals and sales and senior management personnel who can provide the technical, strategic, creative, marketing and audience development skills required by our clients and for our financial success. There is a shortage of qualified personnel in these fields and we compete with other companies for this limited pool of IT professionals and sales and senior management personnel. There is no assurance that we will be able to attract, train, or retain such qualified personnel.

Further, additions of new and departures of existing personnel, particularly in key positions, can be disruptive, which also could have a material adverse effect upon us, the result of which could have a negative impact on our operations and financial results.

We expect to need to continue to hire, train and manage new employees to support future growth.

Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. We may be unable to hire, train, retain and manage qualified personnel. If our new hires are not good employees, or if we are unsuccessful in training and integrating these new employees, our business may be harmed.

The success of our business plan depends on our ability to make additional acquisitions and our acquisition program entails significant risks.

We intend to pursue opportunities to expand our business through the acquisition of selected companies in targeted markets. The acquisition candidates we review can be large, and their acquisition by us could have a significant and lasting impact on our business. We cannot guarantee that:

•	we will be able to identify appropriate acquisition candidates or negotiate acquisitions on favorable terms; or

•	we will be able to obtain the financing necessary to complete all projected future acquisitions.

Acquisitions involve numerous risks, including:

•	adverse effects on our operating results;

•	an inability to integrate acquired businesses;

•	increased compensation expense associated with newly hired or acquired employees;

•	unanticipated liabilities and expenses;

•	costs associated with incomplete acquisitions;

•	expenses, delays and difficulties of integrating acquired companies into our existing organization;

•	dilution of the interest of existing shareholders if we issue our securities in making acquisitions or if we sell our securities in order to raise cash for acquisitions;

•	diversion of management’s attention;

•	expenses of amortizing the acquired companies’ intangible assets;

•	increases in our expenses in order to advertise and promote acquired companies; and

•	expenses of any undisclosed or potential legal liabilities of an acquired company.

In addition, we cannot guarantee that we will realize the benefits or strategic objectives we are seeking to obtain by acquiring any particular company and any acquired company could significantly under perform relative to our expectations. In particular, acquired companies often experience modest revenue declines immediately following the closing of their acquisition.

Because we have only recently initiated our acquisition program, we are currently facing all of these challenges and we have not proven our ability to overcome such challenges over the long term. As a result of all of the foregoing, our acquisition strategy could adversely affect our business.

The success of our business plan depends on the successful integration of acquisitions.

We recently completed several acquisitions and intend to make additional acquisitions of businesses as part of our strategic growth strategy. Our future performance will depend in large part on our ability to integrate those businesses, with our existing operations successfully and to do so profitably. To integrate acquired businesses, it is often necessary or desirable to accomplish one or more of the following:

•	consolidate their billing and accounting systems into our systems and implement financial and other control systems;

•	relocate the servers and other equipment of acquired companies to one of our facilities;

•	migrate the operations of acquired companies onto our technology platforms;

•	integrate the customer accounts of acquired companies into our customer service system;

•	integrate the service offerings of acquired companies into our service offerings; and

•	identify resellers and referral partners of the services of acquired companies and migrate them to our business partner program.

We may not be able to successfully integrate acquired businesses with existing operations without substantial costs, delays or other problems, if at all. As we integrate acquired businesses:

•	we may lose customers of acquired companies due to difficulties during the integration process;

•
we may not be able to bill customers of the acquired companies accurately due to potential deficiencies in the internal controls of the acquired companies, such as inadequate back-office systems of the acquired companies and potential difficulties in migrating records onto our own systems;

•	we may experience difficulty in collecting bills rendered by acquired companies due to inaccurate record keeping of the acquired companies;

•	key employees of the acquired companies whom we wish to retain may resign;

•	management’s attention and resources could be diverted from our ongoing business concerns;

•	we may not be able to integrate newly acquired technologies with our existing technologies; and

•	we may not be able to train, retain and motivate executives and employees of the acquired companies.

Because we intend to employ a strategy that includes a high level of acquisition activity, at any time there are likely to be one or more operating businesses that have not been integrated into our business.

Moreover, the anticipated benefits of any or all of these acquisitions may not be realized. Future acquisitions could result in the incurrence of debt and the incurrence of contingent liabilities and amortization expenses, each of which could have a material adverse effect on our operating results and financial position.

Our rapid growth and expansion may significantly strain our resources.

We expect to experience rapid growth, primarily due to acquisitions. This rapid growth is likely to place a significant strain on our operating and financial resources. Our future performance will partly depend on our ability to manage our growth effectively, which will require that we further develop our operating and financial system capabilities and controls. We have invested and intend to continue to invest, significant amounts in billing, accounts receivable, customer service and financial systems.

Because we employ a strategy that includes a high level of acquisition activity, at any time there are likely to be one or more operating businesses that have not been integrated into our core systems and continue to produce financial and other information from their existing systems. As a result, our ability to record, process, summarize and report financial data could be adversely affected.

We may need additional funds to execute our planned acquisition program which, if available, could result in an increase in our interest expense or dilution of your shareholdings. If these funds are not available, our business could be adversely affected.

Our expected cash flows from operations is likely to be insufficient to fund our acquisition and internal growth programs. We expect to fund our acquisition program principally from the proceeds of stock sales, sales of convertible notes and from other external sources. As a result, we may need to raise additional funds to conduct our intended growth programs.

We may raise funds through public or private debt or equity financing. If funds are raised through the issuance of equity securities, the percentage ownership of our then current shareholders may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, such securities could have rights, preferences and privileges senior to those of the holders of our common stock and the terms of such debt could impose restrictions on our operations. If additional funds become necessary, additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may not be able to continue to fund our growth or to continue our acquisition program.

System failures could harm our business.

We have experienced system failures from time to time. In addition to placing increased burdens on our engineering staff, these outages could create a flood of user questions and complaints that must be responded to by our customer support personnel. Any unscheduled interruption in our systems could result in an immediate loss of revenues that can be substantial and may cause some users to switch to our competitors. If we experience frequent or persistent system failures, our reputation and brand could be permanently harmed. We are currently taking steps to increase the reliability and redundancy of our systems. These steps are expensive and may not be successful in reducing the frequency or duration of unscheduled downtime.

Most of our core computer and network hardware for operating our website and service centers currently is located at hosting facilities in Hawthorne, NY, Houston, TX and Weehawken, NJ. Despite any precautions we may take, our systems and operations may be vulnerable to damage or interruption from floods, fires, power loss, telecommunication failures and similar events. They are also subject to break ins, sabotage, intentional acts of vandalism and similar misconduct.

Our computer and network systems are partially redundant and we are working on establishing full redundancy for all such critical systems. We will also continue to be highly reliant on our two hosted data center providers until we implement location redundancy between multiple hosting sites. A major failure at either or both of our hosted data center providers would cause substantial disruption to our business and would have an immediate impact on our ability to service our customers, the severity of which would be proportional to the duration of the outage.

We do not have, at this time, a formal disaster recovery plan or alternative providers of hosting services, and we do not carry business interruption insurance to compensate us for losses that may occur. Any damage to, or failure of, our systems could result in interruptions in our service centers. Interruptions could reduce our revenues, and our future revenues will be harmed if our customers believe that our systems are unreliable.

We may enter into fixed price contracts which involve financial risks.

Certain of our contracts are on a fixed price basis, rather than on a time and materials basis. We assume greater financial risk on fixed price contracts than on time and materials engagements. We have limited experience in estimating costs for our engagements, particularly for larger projects. We may have to commit unanticipated resources to complete some of our fixed price projects, resulting in lower gross margins on such contracts. In addition, we may assume the fixed price contracts of the companies we acquire. If we or our acquired businesses fail to estimate accurately the resources and time required for an engagement, to manage client expectations effectively or to complete fixed price engagements within budget, on time and to our clients’ satisfaction, we could be exposed to cost overruns, potentially leading to losses on fixed price projects.

In addition, we recognize revenues from fixed fee contracts based on our estimate of the percentage of each project completed in a reporting period. To the extent our estimates are inaccurate, the revenues and operating profits, if any, that we report for periods during which we are working on a project may not accurately reflect the final results of the project and we would be required to make adjustments to such estimates in a subsequent period.

We generally do not expect to have long term contracts and the need to establish relationships with new clients creates an uncertain revenue stream.

Our customers generally retain us on a project by project basis, rather than under long term contracts, although our support services may be rendered under one-year or other long-term service contracts. As a result, a client may or may not engage us for further services once a project is completed. We expect that establishment and development of relationships with additional companies and other corporate users of information technology will be an important component of our business operations. The absence of long term contracts and the need for new clients create an uncertain revenue stream. A client which accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. There is no assurance that we will be able to add new clients or to secure new engagements with existing clients. In addition, some of our existing clients may unilaterally reduce the scope of, or terminate, existing projects.

Unauthorized break ins to our systems could harm our business.

Although our computing systems are configured with commercial grade anti-virus software, they may continue to be vulnerable to computer viruses, physical or electronic break ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to complete user transactions. In addition, unauthorized persons may improperly access our data. We may experience an unauthorized break in by a “hacker” who could cause damage to or change our system or take confidential information. Any actions like these could harm us. Actions like these may be very expensive to remedy and could damage our reputation.

We may be subject to legal liability to our clients.

Many of our engagements will involve the development and implementation of IT solutions that are important to our clients’ businesses. Our failure or inability to meet a client’s expectations in the performance of services could injure our business reputation or result in a claim for substantial damages against us regardless of our responsibility for such failure. In addition, the services we provide may involve confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against us for substantial damages. Our contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability for damages.

Our ability to protect our intellectual property rights is questionable and, if we are unable to protect such rights, our financial condition could be materially adversely affected.

We rely upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright, and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. We enter into confidentiality agreements with our employees and limit distribution of proprietary information. However, we cannot assure you that the steps taken by us in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. We also are subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property, or acquire licenses to the intellectual property that is the subject of the alleged infringement. Our inability or failure to establish rights or to protect our rights may have a material adverse effect on our business, results of operations, and financial condition.

Our growth will depend on our ability to continue to develop our brands.

We believe that strengthening our brands will be critical to achieving widespread acceptance of our products and services. Promoting and positioning our brands will depend largely on the success of our marketing efforts and our ability to provide high quality products and services. In order to promote our brands, we will need to increase our marketing budget and otherwise increase our financial commitment to creating and maintaining brand loyalty among our customers. Brand promotion activities may not yield increased revenues and, even if they do, any increased revenues may not offset the expenses we incur in building our brands. If we fail to promote and maintain our brands or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, our business would be harmed.

Our dependence on third party licenses could have adverse affects.

We rely on certain software, technology and content that we license or have licensed from third parties, including software, technology and content that is integrated with internally developed software and used in our products to perform key functions. These third-party licenses may not continue to be available to us on commercially reasonable terms. Also, the licensed software, technology and content may not be appropriately supported, maintained or enhanced by the licensors such that the license would not continue to provide the necessary commercial benefits to us. In addition, we may not be able to license additional software, technology and content on terms advantageous to us. The loss of or inability to obtain or replace licenses to, or inability to support, maintain and enhance, any of such licensed software, could result in increased costs, including the expense of internally developing the required software, technology and/or content, as well as delays or reductions in product shipments.

In certain parts of our managed services business we utilize software obtained as open-source. Such software is supported through various more or less formal developer communities and may be more susceptible to internal vulnerabilities than commercial grade products. In the event that any of these software products would need to be replaced by an equivalent commercial product (because of discovered flaws or difficulty in obtaining support), we would incur significant costs associated with licensing equivalent commercial products, possibly rendering the services provided to customers based on these products unprofitable.

We are dependent upon our vendor relationships and any adverse change in these relations could have a negative impact on us.

Our current and future success depends, in part, on our relationships with leading hardware and software vendors and distributors. Without these relationships, we would be unable to provide our current range of products and services. We may not be able to maintain or attract new relationships with the computer hardware and software vendors that we believe are necessary for our business. Since we utilize vendor relationships as a marketing tool, any negative change in these relationships could adversely affect our sales.

In general, our agreements with vendors include termination provisions, some of which are immediate. We cannot assure you that vendors will continue to authorize us as an authorized reseller. In addition, we cannot assure you that vendors which introduce new products will authorize us as an approved reseller for such new products.

Significant product supply shortages have resulted from time to time because manufacturers have been unable to produce sufficient quantities of certain products to meet demand. We anticipate experiencing some difficulty in obtaining an adequate supply of products from major vendors from time to time. Difficulties in obtaining product may result in delays in completing sales.

The loss of any vendor relationship, product line, or product shortage could reduce the supply and increase costs of products sold by us and adversely impact our competitive position.

We are subject to pricing pressures which could result in lower sales revenues and gross profits.

We believe our prices and delivery terms are competitive. However, certain competitors may offer more aggressive pricing to customers. We have experienced, and expect to continue to experience pricing pressure, on our products and services due to competitive factors, including industry consolidation and the efforts of manufacturers to sell products directly to end users, including our current and potential customers. In addition, the general weakness in spending on technology has, we believe, impacted our operating results. In an attempt to stimulate sales to existing and new customers, we believe, pricing pressures may increase in the future. Decreasing prices for our products and services would require us to sell a greater number of products and services to achieve the same level of net sales and gross profit.

Our use of net operating loss carry-forwards is limited.

At March 31, 2005 we had net operating loss carry-forwards of $16.6 million to offset federal taxable income and $19.5 million to offset state taxable income through the year 2025. These carry-forwards are subject to certain limitations. Under the Internal Revenue Code, changes in the ownership or the business of a corporation that has net operating loss carry-forwards can result in the inability to use or the imposition of significant restrictions on the use of such net operating loss carry-forwards to offset future income and tax liability of such corporation. An “ownership change” may be deemed to have occurred under the Internal Revenue Code and the regulations thereunder with respect to us and our use of these net operating loss carry-forwards will be limited. There can be no assurance that we will be able to utilize our net operating loss carry-forwards.

Seasonality is expected to cause fluctuations in our revenues and operating results.

The markets in which we operate are characterized by significant seasonal swings in demand, which typically peak in the fourth quarter of each calendar year, our third fiscal quarter. We expect our net sales and operating results to reflect this seasonality.

We have and may continue to have fluctuations in our quarterly operating results.

Our quarterly operating results have and, in the future, may fluctuate significantly, depending on a variety of factors, many of which are outside of our control. Factors that may affect our quarterly results include:

•	the demand for our products and services;

•	the size, timing and timely fulfillment of orders for our products and services;

•	the level of product, price and service competition;

•	changes in average selling prices and product mix, which could also affect our profit margins;

•	changes in our sales incentive strategy, as well as sales personnel changes;

•	the mix of direct and indirect sales, product returns and rebates;

•	federal, state or local government regulation;

•	our ability to upgrade and develop our systems and infrastructure to accommodate growth;

•	our success in integrating the operations of acquired companies into one unified operation;

•	our ability to attract and retain qualified personnel;

•	consumer trends;

•	the success of our brand building and marketing campaigns; and

•	general economic conditions and economic conditions specific to the Internet and e-commerce industries.

Our operating expenses and capital expenditures are expected to be based in large part on our expectations of future revenues and the expected costs associated with growing our new e-commerce business and acquired companies. Therefore, if revenue levels are below expectations, operating results are likely to be adversely affected. Net income may be disproportionately affected by an unanticipated decline in revenue for a particular quarter because a relatively small amount of our expenses will vary with our revenue in the short term. As a result, we believe that period-to-period comparisons of our results of operations are not and will not necessarily be meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter our operating results will be below expectations.

Risks Involving Our Common Stock and Corporate Governance

Pequot can be deemed our controlling shareholder and Pequot’s interests may not be the same as our other shareholders.

Pequot currently holds approximately 49% of the voting power of our outstanding securities and has the right to acquire up to 53% of our voting securities. Pequot also has the power to nominate two directors on our Board of Directors. Pequot also may receive additional voting power if we were to elect to pay dividends on outstanding Series A Preferred Stock in the form of additional shares of Series A Preferred Stock. As a result Pequot may be deemed in control because Pequot is in a position to approve, and the approval of Pequot is effectively required to approve any transaction requiring approval of shareholders. These transactions could include mergers, consolidations, dissolutions or sales of assets. These transactions could benefit Pequot at the expense of our other shareholders or benefit Pequot disproportionately when compared to our other shareholders.

Limited directors’ liability could prevent our shareholders from holding our directors responsible for a lack of care.

Our certificate of incorporation provides that our directors will not be held liable to us or our shareholders for monetary damages upon breach of a director’s fiduciary duty, except to the extent otherwise required by law.

There is significant volatility in our stock prices.

The market for our common stock is highly volatile. The trading price of our common stock could widely fluctuate in response to, among other things:

•	quarterly variations in our operating and financial results;

•	announcements of technological innovations or new products by us, our vendors or our competitors;

•	changes in prices of our or our competitors’ products and services;

•	changes in the product and service mix of our sales;

•	changes in our revenue and revenue growth rates as a whole or for individual geographic areas, business units, products, services or product and sales categories;

•	unscheduled system interruptions;

•	our ability to timely develop, introduce and market new services, as well as enhanced versions of our current services;

•	additions or departures of key personnel;

•	changes in financial estimates by securities analysts;

•	conditions or trends in the Internet and online commerce industries;

•	changes in the market valuations of other IT product and service companies;

•	developments in IT and Internet regulations;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	sales of our common stock or other securities in the open market; and

•	other events or factors that may be beyond our control.

Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we conduct our business or relating to us or our competitors could result in an immediate and adverse effect on the market price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many IT service and Internet companies which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our acquisition strategy may result in dilution to our shareholders.

Our business strategy calls for strategic acquisitions of other businesses, technologies and services. We anticipate that future acquisitions will require cash and issuances of our capital stock, including our common stock. To the extent we are required to pay cash for any acquisition, we anticipate that we would be required to obtain additional equity and/or debt financing. Equity financing would result in dilution for our then current shareholders. Such stock issuances and financing, if obtained, may not be on terms favorable to us and could result in substantial dilution to our shareholders at the time(s) of these stock issuances and financings.

We have no history of paying dividends.

We have never paid any cash dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future. In addition, our ability to pay dividends to the holders of our common stock is limited under our certificate of incorporation.

We may issue substantial amounts of additional shares of our common stock without shareholder approval, which could dilute the equity interests of our shareholders.

As of the date of this prospectus, we have outstanding an aggregate of 10,701,621 shares of our common stock and an aggregate of 20,024,832 shares of Series A Preferred Stock which are subsequently convertible into our common stock on a share for share basis. The Investors currently hold warrants to purchase 3,657,693 shares of our common stock. We also have an additional 10,975,168 shares of Series A Preferred Stock authorized but unissued, all of which shares are not reserved for specific purposes, other than pursuant to the anti-dilution provisions of the Series A Preferred Stock or for issuance in lieu of cash dividends on the Series A Preferred Stock, an additional 9,000,000 shares of serial preferred that are not designated as Series A Preferred Stock and an additional (a) 4,450,000 shares of our common stock issuable upon the exercise of stock options or restricted stock units granted or available for grant under our various stock plans and (b) aggregate of approximately 700,000 shares of our common stock issuable upon exercise of other stock options, restricted stock units or warrants previously granted and outstanding, all as of the date of this prospectus. All of such shares may be issued without any action or approval by our shareholders, except as may be limited under Nasdaq Marketplace Rules. Any shares issued by us in the future would further dilute the percentage ownership held by our shareholders.

Substantial sales of our common stock could adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock by introducing a large number of sellers to the market. This could cause the market price of our common stock to decline.

If Pequot and Constellation were to convert their Series A Preferred Stock and exercise their warrants for Series A Preferred Stock, we would have outstanding 34,272,390 shares of our common stock, and we will have reserved approximately 6,150,000 shares of our common stock for issuance under our various stock plans and under other outstanding options and warrants, assuming there are no issuances of additional shares of our common stock nor grants of warrants and options to purchase shares of our common stock after the date of this prospectus. In addition, we anticipate issuing our securities as part of the execution of our strategic growth strategy. We cannot predict if future sales of our common stock or the availability of our common stock for sale will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

USE OF PROCEEDS

The proceeds from the sale of the shares of our common stock being offered by the selling securityholders pursuant to this prospectus will belong to the selling securityholders. We will not receive any of the proceeds from the sale of such shares, except with respect to the exercise price, if any, of the warrants held by National Electric Benefit Fund. We will utilize any proceeds from the exercise of such warrants for payment of cash consideration in connection with future acquisitions as part of our strategic growth strategy; and general corporate and working capital purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants. We cannot assure purchasers that our use of the net proceeds will not vary substantially due to unforeseen factors. Pending use of the proceeds from any exercise of the warrants, we may invest all or a portion of such proceeds in marketable securities, equity securities of other companies, short-term, interest-bearing securities, U.S. Government securities, money market investments and short-term, interest-bearing deposits in banks.

DIVIDEND POLICY

We have never declared or paid any dividends to the holders of our common stock and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain all earnings for use in connection with the further development of our business and for general corporate purposes. Our board of directors will have the sole discretion in determining whether to declare and pay dividends in the future. The declaration of dividends will depend on our profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. In addition, provisions contained in our certificate of incorporation governing the terms of our Series A Preferred Stock, as well as our financing agreements with the CIT Group/Business Credit, Inc., Textron Financial Corporation and Columbia Partners, L.L.C. Investment Management, as Investment Manager for National Electric Benefit Fund, place restrictions on our ability to declare or make any cash dividends on our common stock. In addition, our ability to pay cash dividends on our common stock in the future could be further limited or prohibited by the terms of future financing agreements that we may enter into or by the terms of any preferred stock that we may authorize and issue.

SELLING SECURITYHOLDERS

An aggregate of 3,776,923 shares of our common stock may be offered for sale and sold pursuant to this prospectus by the selling securityholders. These shares consist of:

•	3,076,923 shares issuable upon conversion of outstanding Series A-5 Preferred Stock;

•	700,000 shares issuable upon conversion of outstanding NEBF Warrant.

These shares are to be offered by and for the respective accounts of the selling securityholders and any pledgees, donees, assignees and transferees or successors-in-interest of the respective selling securityholders. We have agreed to register all of such securities under the Securities Act and to pay all of the expenses in connection with such registration and sale of the shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling securityholders).

The following table and notes to the table sets forth, with respect to each selling securityholder:

•	the name of the selling securityholder and any material relationship the selling securityholder has had with us over the past three years;

•	the number of shares of our common stock beneficially owned by the selling securityholder as of the date of this prospectus;

•	the number of shares of our common stock being offered for sale by the selling securityholder pursuant to this prospectus; and

•
the number of shares of our common stock and percentage that will be beneficially owned by the selling securityholder assuming the selling securityholder disposes of all of the shares being offered pursuant to this prospectus.

			Beneficial Ownership After the Sale of the Shares
Name and Material Relationships	Beneficial Ownership Prior to Sale of the Shares	Number of Shares Being Offered for Sale	Number	Percentage
Pequot Private Equity Fund III, L.P. (1) (3)	15,392,266(4)(22)	2,292,252(5)	13,100,014(6)(22)	50.2%
Pequot Offshore Private Equity Partners III, L.P. (1)(3)	2,169,810(7)(22)	323,133(8)	1,846,677(9)(22)	14.4%
Constellation Venture Capital II, L.P. (2) (3)	3,055,545(10)(22)	230,416(11)	2,825,129(12)(22)	20.5%
Constellation Venture Capital Offshore II, L.P. (2)(3)	1,626,019(13)(22)	122,617(14)	1,503,402(15)(22)	12.2%
The BSC Employee Fund VI, L.P. (2)(3)	1,362,581(16)(22)	102,751(17)	1,259,830(18)(22)	10.4%
CVC II Partners, L.L.C. (2) (3)	76,304(19)(22)	5,754(20)	70,550(21)(22)	0.7%
National Electric Benefit Fund (23)	700,000	700,000	0	0%
__________

(1)
According to a Schedule 13D/A filed with the SEC on February 4, 2004, as amended, Pequot Capital Management, Inc. ("Pequot Capital") is the investment advisor/manager for both the Pequot Fund and Pequot Partners and holds voting and dispositive power over all shares held by such entities. Arthur J. Samberg is the executive officer, director and controlling shareholder of Pequot Capital. Gerald A. Poch, the chairman of our board of directors since May 21, 2004, and Richard R. Heitzmann, one of our directors since May 21, 2004, are each employees of Pequot Capital and, along with Mr. Samberg, disclaim beneficial ownership of these securities except to the extent of their pecuniary interest. Amish Jani, an employee of Pequot Capital served on our board of directors from May 21, 2004 to December 7, 2004. Neither Pequot Fund nor Pequot Partners is a registered broker or dealer, however they are affiliated with a broker or dealer, in each case as defined in the United States Securities Exchange Act of 1934. Both Pequot Fund and Pequot Partners acquired the listed shares in the ordinary course of business. At the time of the acquisition of the listed shares, neither Pequot Fund nor Pequot Partners had any agreement, understanding or arrangement with any other person, either directly or indirectly, to dispose of such listed shares.

(2)
According to Amendment No. 3 to Schedule 13D filed with the SEC on January 10, 2006 and information provided to us by Constellation, The Bear Stearns Companies Inc. (“BSCI”) is the sole managing member of Constellation Ventures Management II, LLC (“Management”) and the sole stockholder of Bear Stearns Asset Management Inc. (“BSAM”). Management is the sole managing general partner of BSC, the sole general partner of Constellation Venture and the sole general partner of Constellation Offshore . Mr. Clifford H. Friedman, who served on our board of directors from December 7, 2004 to August 9, 2005, is a member of Management and a senior managing director of BSAM. Mr. Thomas Wasserman, who has served as our director since August 9, 2005, is an employee of BSAM. BSAM is the sole managing member of CVC and investment adviser to BSC, Constellation Ventures, Constellation Offshore and CVC. Management, BSAM and Mr. Friedman share investment and voting control of shares beneficially owned by BSC, Constellation Ventures and Constellation Offshore. BSAM exercises sole investment and voting control of shares beneficially owned by CVC. BSCI, Management, BSAM and Mr. Friedman disclaim beneficial ownership over the shares held by BSC, Constellation Ventures, Constellation Offshore and CVC except to the extent of their pecuniary interests therein. Constellation Ventures, Constellation Offshore, CVC and BSC are not registered brokers or dealers, however are affiliated with a broker or dealer, in each case as defined in the United States Securities

Exchange Act of 1934. Each of Constellation Ventures, Constellation Offshore, CVC and BSC acquired the listed shares in the ordinary course of business. At the time of the acquisition of the listed shares Constellation Ventures, Constellation Offshore, CVC and BSC did not have any agreement, understanding or arrangement with any other person, either directly or indirectly, to dispose of such listed shares.

(3)
A change in control of our Company may be deemed to have occurred effective May 21, 2004. This change in control was the result of our consummation of the sale of 3,255,814 shares of our Series A-1 Preferred Stock and warrants to purchase 500,000 shares of our common stock to Pequot pursuant to the Pequot Purchase Agreement. The consideration tendered for the Series A-1 Preferred Stock and warrants was $7 million. Pequot completed a second $5.5 million investment in our Company on September 16, 2004 through the purchase of 2 million shares of our Series A-2 Preferred Stock and 400,000 warrants. The Investors completed a third $12.5 million investment in our Company on December 7, 2004 through the purchase by each of 1,923,077 shares of our Series A-3 Preferred Stock and 384,616 warrants. The consideration paid by each of the Investors was $6.25 million. Pursuant to the Pequot/Constellation Purchase Agreement, the Investors purchased the First Tranche Series A-4 Notes in the aggregate principal amount of approximately $10 million which on June 23, 2005 automatically converted into 3,076,923 shares of Series A-4 Preferred Stock and Series A-4 Warrants to purchase up to 615,386 shares of our common stock. On March 11, 2005 the Company sold to the Investors $6,000,000 Second Tranche Series A-4 Notes which on June 23, 2005 automatically converted into 1,846,154 shares of Series A-4 Preferred Shares and the Company issued to the Investors Series A-4 Warrants to purchase up to 369,231 shares of our common stock at an exercise price of $4.06 per share. The interest accrued on the First Tranche Series A-4 Notes and the Second Tranche Series A-4 Notes were added to the principal of such notes rather than being paid in cash prior to the conversion into shares of the Series A-4 Preferred Stock. An additional 153,634 shares of Series A-4 Preferred Stock were issued to the Investors, which amount represents the accrued interest of $499,319. On June 29 the Company sold to the Investors 1,538,461 shares of Series A-4 Preferred Stock and Series A-4 Warrants to purchase up to 307,693 shares of our common stock at an exercise price of $4.06 for an aggregate purchase price of $4,999,998.50. On July 7, 2005 the Company sold to the Investors 1,230,769 shares of Series A-4 Preferred Stock and Series A-4 Warrants to purchase up to 246,152 shares of our common stock at an exercise price of $4.06 for an aggregate purchase price of $3,999,9999.26. On November 23, 2005 the Company sold to the Investors 3,076,923 shares of Series A-5 Preferred Stock and 450,000 Series A-5 Warrants for an aggregate purchase price of $10,000,000. The Investors also may receive additional shares of Series A Preferred Stock, if we elect to pay dividends on the outstanding Series A Preferred Stock in the form of such additional Series A Preferred Stock in lieu of paying cash dividends for the first two years in which dividends are payable. Please see information under to the heading “the Company” for further details.

We entered into other agreements on May 21, 2004 and December 7, 2004, as conditions to consummating transactions contemplated in the Pequot Purchase Agreement and the Pequot/Constellation Purchase Agreement, including a shareholders’ agreement, as amended and restated, which provides that each shareholder will vote, or cause to be voted, all of their securities of our Company that they own or over which they have voting control so that the number of directors constituting our board of directors will consist of:

our chief executive officer, Francis J. Alfano;

•
two directors selected by Pequot and its assignees, for so long as Pequot owns at least 25% of the Series A Preferred Stock and/or shares of our common stock issued upon conversion of such Series A Preferred Stock;

•	one director selected by Constellation;

•	Mr. Rothman;

•
three “independent” directors (within the meaning of independent as set forth in the Marketplace Rules of The Nasdaq Stock Market or the regulations of the stock exchange upon which our common stock is listed), who will be selected by our corporate governance and nominating committee;

•	two “independent” directors (as such term is defined above) to be selected by the chief executive officer and reasonably acceptable to our corporate governance and nominating committee.

The voting obligations of Pequot, Constellation and Mr. Rothman under the shareholders’ agreement, as amended and restated, are subject to the following limitations:

•
the Investors shall be obligated to vote their shares to elect Mr. Rothman to our board of directors only as follows: (a) for the period from December 21, 2004 to May 21, 2007, provided that he has not terminated his employment, other than for “good reason,” nor been terminated for “cause”;

•
if Pequot owns at least 25% of the Series A Preferred Stock and/or shares of our common stock issued upon conversion of such Series A Preferred Stock, Mr. Rothman is only obligated to vote for two Pequot designees; and, if Pequot owns less than 25% of such stock, Mr. Rothman is only obligated to vote for one Pequot designee;

•
Mr. Rothman shall not be obligated to vote his shares (x) (a) to elect directors selected by Pequot and/or Constellation, as applicable, if (i) Pequot owns less than 10% of the shares of Series A Preferred Stock issued to such Pequot shareholders and all shares of our common stock issued or issuable on conversion of the Series A Preferred Stock owned by such Pequot shareholders, (ii) the Constellation shareholders own less than 10% of the shares of Series A-3 Preferred Stock issued to such Constellation shareholders and all shares of our common stock issued or issuable on conversion of the Series A-3 Preferred Stock owned by such Constellation shareholders, and (iii) and any other shareholders that are introduced to us by Pequot own less than 10% of the securities originally acquired by such shareholders or (y) if Mr. Rothman individually owns less than 10% of the securities owned by such shareholder on the date of the issuance and sale of the Series A-3 Preferred Stock;

•	that one of the five independent directors will be the “financial expert” required to be a member of our audit committee in accordance with the Sarbanes-Oxley Act; and

•	to the extent necessary to comply with applicable laws, regulations and listing standards, that directors selected by the Investors will qualify as independent directors.

The shareholders’ agreement also limits the number of shares of our common stock that each of Messrs. Pavony and Rothman could dispose of during specified periods and grants Pequot and Constellation rights of first refusal and co-sale rights with respect to any shares of our common stock that each of Messrs. Pavony and Rothman desired to dispose of during specified periods.

To the greatest extent permitted by applicable law and stock exchange rules, at least one of the directors designated by Pequot will be entitled to be a member of any committee formed by the board of directors, including our audit, compensation, nominating and corporate governance committees.

In addition, the directors designated by each of the Investors shall be entitled to have one representative attend our board meetings and any of our committee meetings as a non-voting observer, provided, that each such non-voting observer, at our request, shall execute a confidentiality agreement with us prior to his first attendance of any such meeting.

Immediately following the issuance and sale of the Series A-4 Preferred Stock, our board of directors, in accordance with the amended and restated shareholders’ agreement, consisted of Francis J. Alfano, as our chief executive; Mr. Rothman; our independent director, William Lerner, Alvin Nashman and Arnold Wasserman; the two directors designated by Pequot, Gerald A. Poch, a Senior Managing Director of Pequot Capital Management, Inc., the investment advisor of Pequot Fund and Pequot Partners, and Richard R. Heitzmann, a senior vice president of Pequot Capital Management, Inc., and one director designated by Constellation, Clifford Friedman, senior managing director of Constellation. Mr. Friedman resigned from our board of directors and his resignation became effective on August 9, 2005. He was replaced by Thomas Wasserman, an employee of Constellation Venture. Mr. Alfano has yet to name the two independent directors he is entitled to designate for election to our board, subject to acceptance by the Investors and our corporate governance and nominating committee.

We have agreed, pursuant to our August 1, 2005 Amended and Restated Registration Rights Agreement, as amended, with the selling securityholders, to register under the Securities Act all of the shares of our common stock issuable upon conversion of the Series A Preferred Stock, and upon exercise of the warrants, that the Investors have acquired and have a right to acquire under the Pequot Purchase Agreement and the Pequot/Constellation Purchase Agreement. The shares of our common stock underlying the Series A-5 Preferred Stock that the Investors acquired from us on November 23, 3005 are being offered for sale pursuant to this prospectus.

(4)
Represents (a) 2,853,555 shares of our common stock issuable upon conversion of the Series A-1 Preferred Stock owned by the Pequot Fund, (b) 1,752,898 shares of our common stock issuable upon conversion of the Series A-2 Preferred Stock owned by the Pequot Fund, (c) 1,685,479 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by the Pequot Fund, (d) 4,470,490 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock owned by Pequot Fund, (e) 2,292,252 shares of our common stock issuable upon conversion of the Series A-5 Preferred Stock owned by the Pequot Fund, and (f) 2,337,592 shares of our common stock issuable upon exercise of the warrants associated with the Series A Preferred Stock held by the Pequot Fund. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and exercise of the associated warrants which the Pequot Fund owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(5)
Represents 2,292,252 shares of our common stock issuable upon conversion of the Series A-5 Preferred Stock owned by the Pequot Fund. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock which the Pequot Fund owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(6)
Represents (a) 2,853,555 shares of our common stock issuable upon conversion of the Series A-1 Preferred Stock owned by the Pequot Fund, (b) 1,752,898 shares of our common stock issuable upon conversion of the Series A-2 Preferred Stock owned by the Pequot Fund, (c) 1,685,479 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by Pequot Fund, (d) 4,470,490 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock owned by the Pequot Fund, and (e) 2,337,592 shares of our common stock issuable upon exercise of the associated warrants held by the Pequot Fund. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants which the Pequot Fund owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(7)
Represents (a) 402,259 shares of our common stock issuable upon conversion of the Series A-1 Preferred Stock owned by Pequot Partners, (b) 247,102 shares of our common stock issuable upon conversion of the Series A-2 Preferred Stock owned by Pequot Partners, (c) 237,598 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by Pequot Partners, (d) 630,194 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock owned by Pequot Partners, (e) 323,133 shares of our common stock issuable upon conversion of the Series A-5 Preferred Stock owned by Pequot Partners, and (f) 329,524 shares of our common stock issuable upon exercise of the associated warrants held by Pequot Partners. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and exercise of the associated warrants which Pequot Partners owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(8)
Represents 323,133 shares of our common stock issuable upon conversion of the Series A-5 Preferred Stock owned by Pequot Partners The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock which Pequot Partners owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(9)
Represents (a) 402,259 shares of our common stock issuable upon conversion of the Series A-1 Preferred Stock owned by Pequot Partners, (b) 247,102 shares of our common stock issuable upon conversion of the Series A-2 Preferred Stock owned by Pequot Partners, (c) 237,598 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by Pequot Partners, (d) 630, 194 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock owned by Pequot Partners, and (e) 329,524 shares of our common stock issuable upon exercise of the associated warrants held by Pequot Partners. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants which Pequot Partners owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(10)
Represents (a) 960,068 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by Constellation Venture, (b) 1,370,530 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock owned by Constellation Ventures, (c) 230,416 shares of our common stock issuable upon conversion of the Series A-5 Preferred Stock owned by Constellation Venture, and (d) 494,531 shares of our common stock issuable upon exercise of the associated warrants held by Constellation Venture. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants Constellation Venture owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(11)
Represents 230,416 shares of our common stock issuable upon conversion of the Series A-5 Preferred Stock owned by Constellation Venture. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred

                Stock which Constellation Venture owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(12)
Represents (a) 960,068 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock, (b) 1,370,530 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock owned by Constellation Venture, and (c) 494,531 shares of our common stock issuable upon exercise of the associated warrants held by Constellation Venture. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and exercise of associated warrants Constellation Venture owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(13)
Represents (a) 510,903 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by Constellation Offshore, (b) 729,332 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock owned by Constellation Offshore, (c) 122,617 shares of our common stock issuable upon conversion of the Series A-5 Preferred Stock owned by Constellation Offshore, and (d) 263,167 shares of our common stock issuable upon exercise of the associated warrants held by Constellation Offshore. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants Constellation Offshore owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(14)
Represents 122,617 shares of our common stock issuable upon conversion of the Series A-5 Preferred Stock owned by Constellation Offshore. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock which Constellation Offshore owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006

(15)
Represents (a) 510,903 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by Constellation Offshore, (b) 729,332 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock owned by Constellation Offshore, and (c) 263,167 shares of our common stock issuable upon exercise of associated warrants. The number of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants Constellation Offshore owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(16)
Represents (a) 428,131 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by BSC, (b) 611,170 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock owned by BSC, (c) 102,751 shares of our common stock issuable upon conversion of the Series A-5 Preferred Stock owned by BSC, and (d) 220,529 shares of our common stock issuable upon exercise of the associated warrants held by BSC. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants which BSC owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(17)
Represents 102,751 shares of our common stock issuable upon conversion of the Series A-5 Preferred Stock owned by BSC. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock which BSC owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(18)
Represents (a) 428,131 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by BSC, (b) 611,170 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock owned by BSC, and (c) 220,529 shares of our common stock issuable upon exercise of the associated warrants. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants which BSC owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May

21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(19)
Represents (a) 23,975 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by CVC, (b) 34,225 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock owned by CVC, (c) 5,754 shares of our common stock issuable upon conversion of the Series A-5 Preferred Stock owned by CVC, and (d) 12,350 shares of our common stock issuable upon exercise of the associated warrants held by CVC. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants which CVC owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(20)
Represents 5,754 shares of our common stock issuable upon conversion of the Series A-5 Preferred Stock owned by CVC. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock which CVC owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006

(21)
Represents (a) 23,975 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by CVC, (b) 34,225 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock owned by CVC, and (c) 12,350 shares of our common stock issuable upon exercise of the associated Warrants. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and exercise of the associated warrants which CVC owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(22)
The holders of the Series A-5 Warrants cannot exercise the purchase rights represented by the Series A-5 Warrants until the shareholders of the Company approve the issuance and exercise of the Series A-5 Warrants. After such shareholder approval, which we anticipate obtaining at our next annual shareholders meeting, the holders of the Series A-5 Warrants will be able to exercise the purchase rights represented by the Series A-5 Warrants at any time. We are obligated to file a registration statement in connection with the shares of our common stock issuable upon conversion of the Series A-5 Warrants within 60 days following shareholder approval.

(23)
Represents 700,000 warrants owned by National Electrical Benefit Fund and managed by Columbia Partners, LLC, Investment Management. According to information from Columbia Partners, LLC, Investment Management, Jason Crist and Christopher Doherty of Columbia Partners, LLC, Investment Management and Columbia Partners, LLC, Investment Management could be deemed to have shared voting and dispositive power of the shares held by National Electric Benefit Fund; however each person disclaims beneficial ownership of all shares except to the extent of his or her indirect pecuniary interest therein. National Electrical Benefit Fund is not a registered broker or dealer, nor affiliated with a broker or dealer, in each case as defined in the United States Securities Exchange Act of 1934. At the time of the acquisition of the listed shares, National Electrical Benefit Fund did not have any agreement, understanding or arrangement with any other person, either directly or indirectly, to dispose of such listed shares.

Material Terms of the Series A-5 Preferred Stock

The Series A-5 Preferred Stock ranks senior to our common stock with respect to dividend, redemption, liquidation and other rights. The Series A-5 Preferred Stock has the same rights as all other Series A Preferred Stock. The Series A-5 Preferred Stock is convertible into our common stock at any time at the election of the holders thereof. Holders of the Series A-5 Preferred Stock will, subject to certain exceptions contained in our Restated Certificate of Incorporation, be entitled to purchase their respective pro rata share of any future private equity offering we may conduct.

For further details of the terms of the Series A-5 Preferred Stock reference is made to the Restated Certificate of Incorporation which is filed as an Exhibit to the Registration Statement of which this prospectus is a part.

Material Terms of the NEBF Warrant

The NEBF Warrant expires on November 23, 2012. The holder of the NEBF Warrant may exercise the purchase rights represented by the NEBF Warrant at any time. Cashless exercise is permitted and the holder of the NEBF Warrant may also pay the exercise price thereof by reduction of the principal amount of the Note. The purchase price per share at which the NEBF Warrant holder can purchase the Company’s Common Stock is $4.06 per share.

For further details of the terms of the NEBF Warrant reference is made to the Form of the NEBF Warrant Certificate which is filed as an Exhibit to the Registration Statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

The shares of our common stock being offered for sale pursuant to this prospectus may be sold by underwriters or agents, the selling securityholders or by pledgees, donees, transferees or other successors in interest of the selling securityholders for their respective own accounts or through block trades.

We will receive none of the proceeds from such shares, other than proceeds, if any, from the exercise of the warrants. The selling securityholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares.

The distribution of the shares by the selling securityholders is not subject to any underwriting agreement. The shares offered by the selling securityholders may be sold from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the selling securityholders may sell their shares covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgees, transferees or other successors in interest as selling securityholders under this prospectus.

The selling securityholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the transferees, pledgees or other successors in interest as selling securityholders under this prospectus.

The selling securityholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling securityholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell shares short and redeliver the shares to close out such short positions. The selling securityholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling securityholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

Any broker-dealer that participates with the selling securityholders in the distribution of the shares being offered pursuant to this prospectus may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. To our knowledge, none of the selling securityholders has entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of our common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any of the selling securityholders. If we are notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered pursuant to this prospectus, we will, if required, file a supplement to this prospectus. If the selling securityholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act.

Each selling securityholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling securityholders.

The 3,076,923 shares offered pursuant to this prospectus which are issuable upon the conversion of the Series A-5 Preferred Stock will be issued in accordance with the terms of the Series A-5 Preferred Stock. Among other things, our certificate of incorporation provides that, upon surrender at our principal offices of the stock certificate evidencing shares of Series A Preferred

Stock with the annexed form of conversion duly executed, the registered holder (or assigns) will be entitled to receive a certificate for the shares issuable upon such conversion.

The 700,000 shares offered pursuant to this prospectus which are issuable upon the exercise of the NEBF Warrant to purchase such shares will be issued in accordance with the terms of such warrants. Among other things, each of such warrants provide that, upon surrender at our principal offices of the warrant certificate evidencing such warrant, with the annexed form of exercise duly executed, together with payment of the appropriate exercise price, the registered holder (or assigns) will be entitled to receive a certificate for the shares so purchased.

In order to comply with the securities laws of various states, the common stock will not be sold in a particular state unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

LEGAL MATTERS

The validity of our common stock being offered pursuant to this prospectus will be passed upon for us by Thelen Reid & Priest LLP.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended March 31, 2005, have been incorporated by reference into this prospectus and in the registration statement to which this prospectus forms a part in reliance upon the reports of Goldstein Golub Kessler LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

The audited financial statements for Network Catalyst, Inc. appearing in our Annual Report on Form 10-K for the year ended March 31, 2005, for the year ended December 31, 2003 and the six months ended June 30, 2004 have been incorporated by reference into this prospectus and in the registration statement to which this prospectus forms a part in reliance upon the reports of Squar, Milner, Reehl & Williamson LLP, an independent registered public accounting firm, given upon the authority of said firms as experts in accounting and auditing.

The consolidated financial statements for Vector Global Services, Inc., as of and for the nine months ended September 30, 2004, appearing in our Annual Report on Form 10-K for the year ended March 31, 2005, and incorporated by reference into this prospectus and registration statement, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Vector Global Services, Inc. at December 31, 2003 and 2002, and for each of the two years in the period ended December 31, 2003, appearing in our Annual Report on Form 10-K for the year ended March 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated by reference into this prospectus and registration statement. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited financial statements for Info Systems, Inc. appearing in our Annual Report on Form 10-K for the year ended March 31, 2005, for the year ended December 31, 2003 and for the year ended 2004 have been incorporated by reference into this prospectus and in the registration statement of which this prospectus forms a part in reliance upon the reports of Gunnip & Company, LLP., an independent registered public accounting firm, given upon the authority of said firms as experts in accounting and auditing.

The Audited Financial Statements for Nexl, Inc. 2004 as of December 31, 2004, 2003 and 2002, and the Audited Financial Statements for Nexl, Inc. for the six months ended June 30, 2005 and year ended December 31, 2004 included in our Form 8-K filed on November 4, 2005 incorporated by reference into this prospectus and registration statement, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE TO GET MORE INFORMATION

Registration Statement

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to our common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, each of these statements being qualified in all respects by that reference. The registration statement, including exhibits to the registration statement, may be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You should call 1-800-SEC-0330, for more information on the public reference room. The SEC also maintains a world wide website at “http://www.sec.gov” that contains reports, proxy and information statements and other information regarding registrants, including us, which file electronically with the SEC. The registration statement, including all exhibits and amendments to the registration statement, is available on that website.

Other Information

Government Filings

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. As such, we file annual, quarterly and special reports, proxy statements and other documents with the SEC. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of such material by mail from the public reference facilities of the SEC’s Washington, D.C. offices, at prescribed rates. Please call the SEC, at 1-800-SEC-0330, for further information on its public reference facilities. In addition, the SEC maintains a world wide web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC at the address “http://www.sec.gov.” Information contained on the SEC website is not part of this prospectus.

Nasdaq

Our common stock is listed on The Nasdaq SmallCap Market. Material filed by us can also be inspected and copied at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

MTM Technologies, Inc.

Most of our SEC filings also are available at our website at “http://www.mtm.com.” Information contained on our website is not part of this prospectus. We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

Investor Relations Department
MTM Technologies, Inc.
1200 High Ridge Road
Stamford, Connecticut 06905
Telephone number: (203) 975-3700

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	certain information that we file after the date of this prospectus with the SEC will automatically update and supersede information contained in this prospectus and the registration statement.

We incorporate by reference the documents listed below and those filings we may make with the SEC after the date of the initial registration statement and prior to the effectiveness of such registration statement. We also incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed with the SEC on June 29, 2005;

•	our Current Report on Form 8-K/A (Date of Report: March 11, 2005), filed with the SEC on April 21, 2005;

•	our Current Report on Form 8-K (Date of Report: May 12, 2005), filed with the SEC on May 16, 2005;

•	our Current Report on Form 8-K (Date of Report: June 8, 2005), filed with the SEC on June 14, 2005;

•	our Current Report on Form 8-K (Date of Report: June 29, 2005), filed with the SEC on July 5, 2005;

•	our Current Report on Form 8-K (Date of Report: July 7, 2005), filed with the SEC on July 12, 2005;

•	our Current Report on Form 8-K (Date of Report: August 1, 2005), filed with the SEC on August 4, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 15, 2005;

•	our Current Report on Form 8-K (Date of Report: August 15, 2005), filed with the SEC on August 15, 2005;

•	our Current Report on Form 8-K (date of Report: August 15, 2005) filed with the SEC on August 19, 2005;

•	our Current Report on Form 8-K (Date of Report: September 6, 2005) filed with the SEC on September 6, 2005;

•	our Current Report on Form 8-K (Date of Report: November 4, 2005) filed with the SEC on November 4, 2005;

•	our Current Report on Form 8-K (Date of Report: November 9, 2005) filed with the SEC on November 10, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC on November 14, 2005

•	our Current Report on Form 8-K (Date of Report: November 22, 2005) filed with the SEC on November 29, 2005

•	Our Current Report on Form 8-K (Date of Report: December 1, 2005) filed with the SEC on December 7, 2005)

•	Our Current Report on Form 8K/A (Date of Report: December 1, 2005) filed with the SEC on December 9, 2005;

•	Our Current Report on Form 8-K (Date of Report: December 12, 2005) filed with the SEC on December 15, 2005);

•	Our Current Report on Form 8K/A (Date of Report: December 1, 2005) filed with the SEC on December 21, 2005;

•	Our Current Report on Form 8-K (Date of Report: February 13, 2006) filed with the SEC on February 13, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, filed with the SEC on February 14, 2006;

•	Our Current Report on Form 8-K (Date of Report: December 1, 2005) filed with the SEC on March 2, 2006; and

•
the description of our common stock contained in the Registration Statement on Form 8-A was filed with the SEC in October 1993, including any amendment(s) or report(s) filed for the purpose of updating such description.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses of the issuance and distribution of the shares being offered for sale pursuant to this registration statement, all of which are to be borne by the registrant, are as follows:

Securities and Exchange Commission registration fee	$1,620.57*
Accounting fees and expenses	3,500.00*
Legal fees and expenses	30,000.00*
Printing and engraving	1,000.00*
Miscellaneous	3,000.00*
Total	$39,120.57*
____________________
*    Estimated.

Item 15. Indemnification of Directors and Officers.

Under the provisions of the certificate of incorporation and by-laws of the registrant, as amended to the date of this registration statement, each person who is or was a director or officer of registrant shall be indemnified by the registrant to the full extent permitted or authorized by the Business Corporation Law of the State of New York. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the registrant, such person shall be indemnified against expenses (including attorneys’ fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (a) expenses (including attorneys’ fees) and (b) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action, had no reasonable cause to believe such person’s conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys’ fees) incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant.

The officers and directors of the registrant are covered by officers’ and directors’ liability insurance. The policy coverage is $20 million, which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $150,000.

Item 16. Exhibits.

Number	Description
4.1	Provisions with respect to the Series A Preferred Stock of the registrant.*
4.2 4.3 4.4 4.5	Form of Series A-4 Warrant Certificate* Form of the A-4 Notes and A-5 Notes* Form of Series A-5 Warrant Certificate* Form of NEBF Warrant *
5.1	Opinion and consent of Thelen Reid & Priest LLP
23.1 23.2 23.3 23.4 23.5 23.6	Consent of Goldstein Golub Kessler LLP. Consent of Ernst & Young LLP Consent of UHY LLP (Vector) Consent of Squar, Milner, Reehl & Williamson LLP Consent of Gunnip & Co. Consent of UHY LLP (Nexl)
23.7	Consent of Thelen Reid & Priest LLP [Included in legal opinion filed as exhibit 5.1.]
24.1	Power of Attorney [See page II-4.]
99.1	Purchase Agreement dated January 29, 2004, among Micros-to-Mainframes, Inc., Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.*
99.2
Purchase Agreement dated December 7, 2004 by and among MTM Technologies, Inc., Pequot Private Equity Fund III, LLP, Pequot Offshore Private Equity Partners III, L.P., Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund VI, L.P. and CVC Partners II, LLC.*

99.3
Amendment No.2 to Purchase Agreement dated November 22, 2005 by and among MTM Technologies, Inc., Pequot Private Equity Fund III, LLP, Pequot Offshore Private Equity Partners III, L.P., Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund VI, L.P. and CVC Partners II, LLC.*

99.4
Amended and Restated Shareholders’ Agreement dated August 1, 2005 by and among, MTM Technologies, Inc., Steven Rothman, Howard Pavony, Pequot Private Equity Fund III, L.P., Pequot Offshore Private Equity Partners III, L.P., Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund VI, L.P. and CVC Partners II, LLC.*

99.5
Amended and Restated Registration Rights Agreement dated August 1, 2005 by and among, among MTM Technologies, Inc., Steven Rothman, Howard Pavony, Pequot Private Equity Fund III, LLP, Pequot Offshore Private Equity Partners III, L.P., Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund VI, L.P. and CVC Partners II, LLC.*

99.6	Amendment No. 1 to the Amended and Restated Registration Rights Agreement dated November 23, 2005 by and among MTM Technologies, Inc., Pequot and Constellation.*
99.7
Waiver Letter dated December 9, 2005 by Pequot Private Equity Fund III, L.P., Pequot Offshore Private Equity Partners III, L.P., Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund VI, L.P. and CVC Partners II, LLC.*

99.8	Credit Agreement dated as of November 23, 2005, by and among MTM Technologies, Inc., and its subsidiaries, Columbia Partners, L.L.C. Investment Management and National Electric Benefit Fund.*

____________________
* Incorporated by reference. See Exhibit Index.

Item 17. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such fist use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Francis J. Alfano, with full power of substitution, his/her true and lawful attorney-in-fact and agent to do any and all acts and things in his/her name and on his/her behalf in his/her capacities indicated below which he may deem necessary or advisable to enable MTM Technologies, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement including specifically, but not limited to, power and authority to sign for him/her in his/her name in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on March 2, 2006.

MTM Technologies, Inc.
By:	/s/ Francis J. Alfano
Francis J. Alfano Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated:

/s/ Gerald Poch
Gerald A. Poch	Chairman of the Board of Directors	March 2, 2006
/s/ Francis J. Alfano
Francis J. Alfano	Chief Executive Officer (Principal Executive Officer) and Director	March 2, 2006
/s/ Michael El-Hillow
Michael El-Hillow	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 2, 2006
/s/ Steven H. Rothman
Steven H. Rothman	Executive Vice President and Director	March 2, 2006
/s/ Richard R. Heitzmann
Richard R. Heitzmann	Director	March 2, 2006
/s/ William Lerner
William Lerner	Director	March 2, 2006
/s/ Alvin E. Nashman
Alvin E. Nashman	Director	March 2, 2006
/s/ Arnold J. Wasserman
Arnold J. Wasserman	Director	March 2, 2006

Thomas Wasserman	Director	March __, 2006

MTM TECHNOLOGIES, INC.

REGISTRATION STATEMENT ON FORM S-3

EXHIBIT INDEX

Exhibit Number	Description
4.1
Provisions with respect to the Series A Preferred Stock of the registrant. [Incorporated by reference to Article Fourth to the Restated Certificate of Incorporation included as Exhibit 3 to the registrant’s Current Report on Form 8-K (Date of Report: June 29, 2005), filed with the Securities and Exchange Commission on July 5, 2005.]

4.2
Form of Series A-4 Warrant Certificate [Incorporated by reference to Exhibit 10.3 of the registrant’s Current Report on Form 8-K (Date of Report: December 7, 2004), filed with the SEC on December 13, 2004.]

4.3
Form of the A-4 Notes and A-5 Notes [Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K (Date of Report: December 7, 2004), filed with the Securities and Exchange Commission on December 13, 2004]

4.4
Form of Series A-5 Warrant Certificate [Incorporated by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K (Date of Report: November 22, 2005), filed with the SEC on November 29, 2005.]

4.5	Form of NEBF Warrant [Incorporated by reference to Exhibit 4.5 to the registrant’s Form S-3 filed with the Securities and Exchange Commission on January 18, 2006].
5.1	Opinion and consent of Thelen Reid & Priest LLP
23.1 23.2 23.3 23.4 23.5 23.6
Consent of Goldstein Golub Kessler LLP.
Consent of Ernst & Young LLP
Consent of UHY LLP (Vector)
Consent of Squar, Milner, Reehl & Williamson LLP
Consent of Gunnip & Company, LLP
Consent of UHY LLP (Nexl)

23.7	Consent of Thelen Reid & Priest LLP [Included in legal opinion filed as exhibit 5.1.]
24.1	Power of Attorney [See page II-4.]
99.1
Purchase Agreement, dated January 29, 2004, among Micros-to-Mainframes, Inc., Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. [Incorporated by reference to Appendix A to the proxy statement contained as part of the registrant’s definitive Schedule 14A, filed with the SEC on April 15, 2004.]

99.2
Purchase Agreement dated December 7, 2004 by and among MTM Technologies, Inc., Pequot Private Equity Fund III, LLP, Pequot Offshore Private Equity Partners III, L.P., Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund VI, L.P. and CVC Partners II, LLC. [Incorporated by reference to exhibit 10.1 to the registrant’s Current Report on Form 8-K (Date of Report: December 7, 2004), filed with the SEC on December 13, 2004.]

99.3
Amendment No.2 to Purchase Agreement dated November 22, 2005 by and among MTM Technologies, Inc., Pequot Private Equity Fund III, LLP, Pequot Offshore Private Equity Partners III, L.P., Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund VI, L.P. and CVC Partners II, LLC. [Incorporated by reference to exhibit 10.1 to the registrant’s Current Report on Form 8-K (Date of Report: November 22, 2005), filed with the SEC on November 29, 2005.]

99.4
Amended and Restated Shareholders’ Agreement dated August 1, 2005 by and among, among MTM Technologies, Inc., Steven Rothman, Howard Pavony, Pequot Private Equity Fund III, LLP, Pequot Offshore Private Equity Partners III, L.P., Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund VI, L.P. and CVC Partners II, LLC. [Incorporated by reference to exhibit 10.1 to the registrant’s Current Report on Form 8-K (Date of Report: August 1, 2005), filed with the SEC on August 4, 2005.]

99.5
Amended and Restated Registration Rights Agreement dated August 1, 2005 by and among, among MTM Technologies, Inc., Steven Rothman, Howard Pavony, Pequot Private Equity Fund III, LLP, Pequot Offshore Private Equity Partners III, L.P., Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund VI, L.P. and CVC Partners II, LLC. [Incorporated by reference to exhibit 10.2 to the registrant’s Current Report on Form 8-K (Date of Report: August 1, 2005), filed with the SEC on August 4, 2005.]

99.6
Amendment No. 1 to the Amended and Restated Registration Rights Agreement dated November 23, 2005 by and among MTM Technologies, Inc., Pequot and Constellation [Incorporated by reference to exhibit 10.3 to the registrant’s Current Report on Form 8-K (Date of Report: November 22, 2005), filed with the SEC on November 29, 2005.]

99.7
Waiver Letter dated December 9, 2005 by Pequot Private Equity Fund III, L.P., Pequot Offshore Private Equity Partners III, L.P., Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund VI, L.P. and CVC Partners II, LLC [Incorporated by reference to exhibit 99.7 of the registrant’s Form S-3 filed with the Securities and Exchange Commission on December 28, 2005.]

99.8
Credit Agreement dated as of November 23, 2005, by and among MTM Technologies, Inc., and its subsidiaries, Columbia Partners, L.L.C. Investment Management and National Electric Benefit Fund [Incorporated by reference to Exhibit 99.8 to the registrant's Form S-3 filed with the Securities and Exchange Commission on January 18, 2006].